DIAMOND HOME SERVICES SIGNS

                        SEARS LICENSE AGREEMENT EXTENSION

Woodstock, IL (December 17, 1998) - Diamond Home Services, Inc. today announced that its subsidiary, Diamond Exteriors, Inc., extended its license agreement through June 30, 1999, with Sears, Roebuck and Co., pending execution of a new definitive agreement. The current 3-year license agreement with Sears is scheduled to expire December 31, 1998.

Diamond Exteriors agreed to the license agreement extension in order to allow itself sufficient time to review and negotiate the new form of agreement. Sears anticipates delivering the new form of agreement to Diamond Exteriors before year end. Once Diamond Exteriors has had a chance to review it, both parties will meet shortly thereafter to discuss and finalize terms for signature. Sears has also informed Diamond Exteriors that the material financial terms of the new form of agreement will, when taken as a whole, be no less favorable to Diamond Exteriors than those provided in Diamond Exteriors's existing license agreement.

Diamond Home Services, Inc. is a leading national marketer and contractor of installed home improvement products, including roofing systems, gutters, doors, and fencing. The Company markets its installed home improvement products and services directly to consumers, primarily under the "SEARS" name. Through its finance subsidiary, Marquise Financial Services, Inc., the Company also offers financing to its customers. The Company has 66 sales offices located in major cities across the U.S., providing the Company with a presence in markets covering approximately 80% of the owner-occupied households in the U.S. In addition, the Company, through its subsidiary, Reeves Southeastern Corporation, is one of the largest manufacturers and distributors of fencing and perimeter security products to the industrial and residential markets in the U.S. Reeves Southeastern operates 31 distribution centers primarily in the eastern half of the U.S.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives estimates or expectations of the Company or future results or events constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, matters related to the licensing agreement between Diamond Exteriors, Inc. and Sears, Roebuck and Co., warranty exposure, the Company's reliance on sales associates and on the availability of qualified independent installers, lead activity and costs related thereto, and conditions in the installed home improvement industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review Item 7 of the
Company's 1997 annual report on Form 10-K, its filings on Form 10-Q, management's discussion and analysis in the Company's 1997 annual report to stockholders, the Company's filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company's business, results of operations and financial condition.